Exhibit 10.3

LIMITED WAIVER AGREEMENT

This Limited Waiver Agreement ( the “Waiver”), dated and to be effective as of February 28, 2023, is made by and between Allarity Therapeutics, Inc., a Delaware corporation (the “Company”), and 3i, L.P., a Delaware limited partnership (the “Investor”). The Company and the Investor may also each be referred to herein, individually as a “Party” and collectively as the “Parties.” Unless otherwise defined in this Waiver, capitalized terms have the same meaning as defined in the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Series A COD”), the Securities Purchase Agreement by and between the Parties, dated May 20, 2021 (as amended, the “SPA”), the common stock purchase warrants, dated May 20, 2021, and issued to the Investor (the “Warrants” and together with the Series A COD and SPA, the “PIPE Documents”), and the Secured Note Purchase Agreement, dated November 22, 2022, by and between the Parties (the “Note Purchase Agreement”).

RECITALS

WHEREAS, the Parties previously entered into the SPA and Warrant pursuant to which the Investor acquired certain Preferred Shares and Warrants from the Company on December 20, 2021;

WHEREAS, as of the date hereof, the Investor is the holder of all of the issued and outstanding Preferred Shares and Warrants;

WHEREAS, pursuant to the Note Purchase Agreement the Company authorized the sale and issuance of the following three secured promissory notes to the Investor: the first note in an aggregate principal amount of $350,000; the second note in the aggregate principal amount of $1,666,640; and the third note in an aggregate principal amount of $650,000 (collectively, the “Notes”);

WHEREAS, pursuant to the terms of the Notes, the Investor may exchange the Notes for the Company’s Common Stock, or other equity security, at an exchange price equal to the lowest price per share of the equity security sold to other purchasers, rounded down to the nearest whole share, if the Company concludes a future equity financing prior to the maturity date or other repayment of such promissory note;

WHEREAS, on February 28, 2023, the Parties entered into a Securities Purchase Agreement in connection with the sale and issuance of 50,000 shares of Series C Convertible Redeemable Preferred Stock (the “Series C Stock”) to the Investor (the “Series C SPA”); and

WHEREAS, it is the intent of the Parties that the sale and issuance of the Series C Stock pursuant to the Series C SPA and transactions contemplated therein and the related transaction documents thereto (the “Series C Transactions”) will not give rise to any, or trigger any, rights of termination, defaults, amendment, anti-dilution or similar adjustments, acceleration or cancellation under the PIPE Documents, the Note Purchase Agreement and the Notes (collectively, the “Investor Documents”), and the Parties desire to have the Investor memorialize the waiver of any such rights in this Waiver.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Limited Waiver of Rights under the PIPE Documents. Effective as of the Effective Date, the Investor hereby waives any rights or remedies that it may have under the PIPE Documents, solely in connection with the Series C Transactions and the Company’s failure to have sufficient reserved and authorized shares of Common Stock, including but not limited to, (a) any adjustment to the Conversion Price and exercise terms of the Warrant in the event of a “new issuance” of Common Stock, Common Stock equivalents, (b) any rights or remedies that it may have under the PIPE Documents that arises as a result of certain defined “triggering events” (as defined in the COD), or upon a “bankruptcy triggering event” (as defined in the COD), (c) any rights to participate in a Subsequent Placement (as defined in the SPA), with such participation right being effective for a term of three (3) years from the Closing (as defined in the SPA), (d) any agreement by the Company to not enter into or effect any Dilutive Issuance (as defined in the COD), and any other rights of termination, defaults, amendment, anti-dilution or similar adjustments, acceleration or cancellation that be triggered under the PIPE Documents.

2. Limited Waiver of Rights under the Note Purchase Agreement. Effective as of the Effective Date, the Investor hereby waives any rights or remedies that it may have under the Notes, solely in connection with the Series C Transactions and the Company’s failure to have sufficient reserved and authorized shares of Common Stock, including but not limited to the exchange of such Notes for the Company’s Common Stock, or other equity security, at an exchange price equal to the lowest price per share of the equity security sold to other purchasers, rounded down to the nearest whole share, if the Company concludes a future equity financing prior to the maturity date or other repayment of such promissory note (as described in the Notes).

3. Effectiveness of Limited Waiver; Limited Effect; No Modifications. This Waiver shall become effective as of the Closing Date (as defined in the Series C SPA) of the Series C SPA (the “Effective Date”). For the avoidance of all doubt, the waivers set forth above shall be construed in the most limited sense to relate solely to the Series C Transactions and the Investor Documents, and nothing in this Waiver shall be deemed to constitute a waiver by either Party of compliance with respect to any other term, provision, or condition of the Investor Documents, or any other instrument or agreement referred to therein. Except as specifically provided in this Waiver, all other terms and conditions of the Investor Documents remain in full force and effect and the Parties acknowledge and agree that no term, provision, or condition in any of the Investor Documents shall be deemed to have been waived by the Investor prior to the Effective Date, or subsequent to such date except in relation to the Series C Transactions.

4. Miscellaneous.

(a) The headings in this Waiver are for reference only and do not affect the interpretation of this Waiver.

(b) This Waiver may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Waiver electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Waiver.

(c) This Waiver constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the Parties have executed this Waiver as of the date first written above.

COMPANY

Allarity Therapeutics, Inc., a Delaware corporation

By:	/s/ James G. Cullem
Name:	James G. Cullem
Title:	Chief Executive Officer

INVESTOR

3i, L.P., a Delaware limited partnership

By:	/s/ Maier J. Tarlow
Name:	Maier J. Tarlow
Title:	Manager of the General Partner